Exhibit 5.1

450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

August 18, 2008

Aventine Renewable Energy Holdings, Inc.
120 North Parkway
Pekin, Illinois 61554
Ladies and Gentlemen:

We have acted as counsel to Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S−4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 1,000,000 shares of its common stock, par value $0.001 per share (the “Shares”), as described in the Registration Statement, to be issued pursuant to the terms of an Purchase Agreement dated as of July 31, 2008 between the Company and Nebraska Energy Cooperative, Inc., a Nebraska cooperative corporation (the “Purchase Agreement”).

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, and (ii) the other conditions to consummating the transactions contemplated by the Purchase Agreement will have been satisfied and such transactions are consummated.

Based on the foregoing and subject to the qualifications set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Purchase Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Aventine Renewable Energy
Holdings, Inc.	2	August 18, 2008

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell